Exhibit 10.2
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of December 21, 2005, is by and among bigVAULT STORAGE TECHNOLOGIES, INC., a Delaware corporation (“BVST”), and BIG VAULT, INC., a Nevada corporation (“BVI” and, together with BVST, collectively, the “Seller”), and JOHN SALERNO (“John”) and ELISA SALERNO (“Elisa” and, together with John, the “Shareholders”), and DIGI-DATA CORPORATION, a Maryland corporation (“Purchaser”).
WITNESSETH:
     Seller is in the business of providing remote, internet-based storage vaulting services to end users and resellers, and related ancillary services (the “Vault Business”).
     The parties hereto wish to enter into this Agreement which sets forth the terms and conditions upon which Purchaser agrees to purchase from the Seller and the Seller agrees to sell to Purchaser, for the consideration stated herein, all of the assets of the Seller (other than to the extent specifically set forth herein) free and clear of all liens, liabilities and encumbrances.
     In consideration of the foregoing and of the covenants, agreements, conditions, representations and warranties hereinafter contained, and intending to be legally bound hereby, Purchaser, the Seller and the Shareholders hereby agree as follows:
     1. DEFINITIONS.
     Unless otherwise defined below in this Section 1, the various capitalized terms used in this Agreement shall have the definitions ascribed to them herein. As used in this Agreement, the following terms shall have the meanings specified in this Section 1:
     “Accounts Receivable” means: (1) all trade accounts receivable and other rights to payment from customers of the Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of the Seller; (2) all other accounts or notes receivable of the Seller and the full benefit of all security for such accounts or notes; and (3) any Claim, remedy or other right related to any of the foregoing.
     “Agreed Liabilities Amount” means $1,500,000.
     “Assigned Contracts” means all of the Contracts except for the Excluded Contracts.
     “Claim” means an action, suit, proceeding, demand, claim or counterclaim or legal, administrative or arbitral proceeding or investigation.

     “Contract” means all agreements, whether oral or written and whether express or implied (whether legally binding or not), including contracts, contract rights, promises, commitments, undertakings, customer accounts, orders, leases, guarantees, warranties and representations and franchises to which either Seller is a party.
     “Copyrights” shall mean all copyrights (whether or not registered), moral rights, and all registrations and applications for registration thereof, as well as rights to renew copyrights.
     “Creditors” means those parties to which either Seller owes any one or more of the liabilities included in the Agreed Liabilities Amount, as set forth on Schedule 2.2(b)(2).
     “Excluded Contracts” shall mean the Contracts not to be assigned by Seller pursuant to this Agreement, as set forth on Schedule 3.22.
     “Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.
     “Intellectual Property” shall mean all (i) Patents, (ii) Know-how, (iii) Trademarks, (iv) Copyrights, (v) Software Programs (including but not limited to “off-the-shelf” shrink-wrap and click-wrap Software Programs), in each case that are licensed by Seller and/or otherwise used in the Vault Business as currently operated, and (vi) all other intellectual property rights and industrial property rights (of every kind and nature throughout the universe and however designated), whether arising by operation of law, contract, license or otherwise.
     “Intellectual Property Rights” means, collectively, any and all known or hereafter known tangible and intangible rights under patent, trademark, copyright and trade secret laws, and any other intellectual property, industrial property and proprietary rights worldwide, of every kind and nature throughout the universe, however designated, whether arising by operation of law, contract, license or otherwise.
     “Key Seller Employees” means the following employees of Seller: John Salerno, Elisa Salerno and Mehul Mehta.
     “Know-how” shall mean any and all product specifications, processes, methods, product designs, plans, trade secrets, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, physical and analytical, safety, quality control, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and any and all other confidential or proprietary technical and business information which are licensed to or owned by Seller and/or otherwise used in the Vault Business as currently operated.

     “Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including but not limited to any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).
     “License Agreement” shall have the meaning set forth in Section 11.4.
     “Moral Rights” means, collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”
     “Patents” shall mean all patents, patent disclosures and patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals, re-examinations and extensions of the foregoing) owned by Seller and/or otherwise used in the Vault Business as currently operated.
     “Person” means any individual, corporation, joint venture, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, trust, association, entity or government or political subdivision, agency or instrumentality of a government.
     “Software Programs” shall have the meaning set forth in Section 3.21(f).
     “Tangible Personal Property” means all machinery, equipment, tools, furniture, fixtures and equipment, computer hardware, supplies, materials, leasehold improvements, automobiles, computing and telecommunications equipment and other items of tangible personal property, of every kind owned or leased by the Seller and/or otherwise used in the Vault Business (wherever located and whether or not carried on the books of the Seller), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.
     “Taxes” means: (1) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (2) any Liability for the payment of any amounts of the type described in (1) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (3) any

Liability for the payment of amounts of the type described in (1) or (2) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (4) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (1), (2) or (3).
     “Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.
     “Trademarks” shall mean (i) trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans used exclusively with any products or embodying associated goodwill of the Vault Business related to such products, whether or not registered, and any applications or registrations therefor, and (ii) any associated goodwill incident thereto, in each case owned by or licensed to Seller and/or otherwise used in the Vault Business as currently operated.
     “Vault Net Revenues” shall mean the gross revenue of the Purchaser actually received by the Purchaser that is solely and directly attributable to the Vault Business, to the extent that such revenue is derived from the provision of vault services and/or vault appliances which use the Big Vault core technology, less the sum of (i) any discount given by Purchaser in compensation for early payment, (ii) returns, allowances, quantity discounts and credits, (iii) any accounting reserve amount, as determined in accordance with GAAP, and (iv) shipping and mailing costs, duties, taxes and insurance.
     2. PURCHASE AND SALE OF ASSETS.
     2.1 Assets Included.
          On the terms and subject to the conditions set forth in this Agreement, and in reliance upon the covenants, representations and warranties of the Seller and the Shareholders, at the Closing (as defined in Section 2.3 hereof), Purchaser shall purchase from the Seller, and the Seller shall sell, assign, transfer and deliver to Purchaser, free and clear of any and all Liabilities, pledges, liens, obligations, claims, charges, tenancies, security interests, exceptions or encumbrances whatsoever (collectively, “Liens”), all assets, rights and properties of the Seller, of every nature, kind and description whatsoever, tangible and intangible, wherever located and as they exist on the date hereof, other than the assets set forth on Schedule 2.1 and identified thereon as “Excluded Assets” (collectively, the “Assets”). The parties hereto acknowledge and agree that Schedule 2.1 identifies cash and Accounts Receivable as Excluded Assets, but as to Accounts Receivable, only to the extent that all goods or services to be provided with respect thereto have already been provided in full, and Seller hereby represents and warrants such to be the case with respect to all Accounts Receivable set forth on Schedule 2.1. The Assets are more fully set forth on Schedule 2.1 of the disclosure schedules attached hereto and include (but are not limited to) the following:
          (a) All Tangible Personal Property;
          (b) All Accounts Receivable;
          (c) All of the Assigned Contracts;
          (d) All permits relating to the acquisition or ownership of the Assets or the operation of the Vault Business;
          (e) All data, records, files, manuals, blueprints and other documentation related to the Seller, the Assets and the operation of the Vault Business, including but not limited to (1) service and warranty records; (2) sales promotion materials, creative materials, art work, photographs, public relations and advertising materials, studies, reports, correspondence and other similar documents and records used in the Vault Business, whether in electronic form or otherwise; (3) all client and customer lists, telephone numbers and electronic mail addresses with respect to past, present or prospective clients and customers; (4) all accounting and tax books, ledgers and records and other financial records relating to the Vault Business and the Assets; (5) all sales and credit records and brochures relating to the Vault Business, purchasing records and records relating to suppliers; and (6) subject to applicable Law, copies of all personnel records of all Seller employees, including the Key Seller Employees.
          (f) All of the Seller’s furniture and fixtures, as set forth on Schedule 2.1.2(f) hereto (the “Furniture and Fixtures”);
          (g) All of the Seller’s tools and equipment, as set forth on Schedules 2.1.2(g) hereto (the “Equipment”);
          (h) All of the inventory, merchandise, stores of supplies, spare parts, stock-in-trade and work in progress, including, without limitation, the items set forth on the Inventory Statement attached hereto as Schedule 2.1.2(h);
          (i) All Intellectual Property owned, developed or used in connection with the Assets or the Vault Business;
          (j) All policies and procedures, methods of delivery of services, trade secrets, disks, drawings and specifications, market studies, consultants’ reports, prototypes, and all similar property of any nature, tangible or intangible, used in connection with the Vault Business;

          (k) All goodwill incident to the Vault Business, including the value of the names associated with the Vault Business that are transferred to Purchaser hereunder and the value of good customer relations;
          (l) All computers, Software Programs, automation systems, accounting systems, master disks of source codes, and other proprietary information owned or licensed, whether for general business usage (e.g. accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage, and all computer operating, security or programming software, owned or licensed and used in the operation of the Vault Business;
          (m) All tangible and intangible forms, whether or not stored, compiled or memorialized, electronically, graphically, photographically, or in writing; and
          (n) All other intangible assets (including all Claims, contract rights and warranty and product liability claims against third parties) relating to the Assets or the Vault Business.
     2.2. Purchase Price.
          (a) Purchase Price Payable. In reliance on the representations and warranties of the Seller and the Shareholders, and the performance of the covenants and fulfillment of the conditions set forth in this Agreement, Purchaser will, at the Closing, purchase the Assets from the Seller and in respect thereof will, subject to the provisions of this Agreement, pay an aggregate purchase price (“Purchase Price”) to Seller equal to the sum of the amounts set forth in (1) and (2) below.
          (1) The Agreed Liability Amount, payable pursuant to the provisions of Section 2.2(b) below; and
          (2) The Contingent Quarterly Payment and the Additional Contingent Payment (collectively, the “Contingent Payment”), if applicable in each case, calculated and payable in accordance with Sections 2.2(c) and 2.2(d) below.
          (b) Payment of Agreed Liability Amount.
               (1) Notwithstanding the provisions hereof, including but not limited to the provisions of Section 2.2(b)(2) hereof, the Seller shall transfer the Assets to the Purchaser at Closing free and clear of any and all Liens and any and all Liabilities, and (2) the Purchaser shall not, by virtue of its purchase of the Assets, assume or become responsible for any Liabilities of the Seller or of any other Person whatsoever. All Liabilities of the Shareholders or either Seller whatsoever, whether or not disclosed to Purchaser, and whether or not discharged pursuant to the provisions of Section 2.2(b)(2) hereof or otherwise under this Agreement or the Schedules attached hereto, shall constitute “Excluded Liabilities.” The Seller and the Shareholders hereby jointly and severally covenant and agree to indemnify and hold Purchaser harmless with respect to all Excluded Liabilities. If, subsequent to the Closing, any Excluded Liability is asserted against the Purchaser or any affiliate thereof, then, notwithstanding any provision hereof to the contrary, the Purchaser shall be permitted to pay, satisfy and discharge such Excluded Liability in any manner Purchaser determines, in its sole and absolute discretion, and such payment, satisfaction or discharge shall in no way undermine or diminish the obligations of Seller and the Shareholder to indemnify the Purchaser with respect thereto. In addition, Purchaser shall be entitled to the remedy of recoupment with respect to any such payment, satisfaction or discharge of any Excluded Liability by Purchaser in accordance with the foregoing. Notwithstanding the foregoing, subsequent to the Closing, Purchaser, rather than Seller or the Shareholders, shall be responsible for the satisfaction of any obligation owed to a vendor set forth under the heading “Accounts Payable” on Schedule 2.2(b)(2) attached hereto, but only to the extent that any such obligation relates to goods or services provided by such vendor to Purchaser subsequent to the Closing.
               (2) At the Closing (as defined in Section 2.3 hereof), the Purchaser shall deposit cash in the aggregate amount of the Agreed Liabilities Amount with DLA Piper Rudnick Gray Cary US LLP (“Escrow Agent”) in an escrow account (the “Agreed Liabilities Escrow”), which the Escrow Agent shall hold pursuant to the provisions of an escrow agreement (the “Agreed Liabilities Escrow Agreement”) in such form as may be agreed by the parties hereto prior to Closing and thereafter attached hereto as Exhibit 2.2(b)(2). Attached hereto as Schedule 2.2(b)(2) is a list of all Creditors, and the last known amount owed to each such Creditor. Prior to the Closing, Seller shall update Schedule 2.2(b)(2) to reflect, as to each Creditor, the amount that such Creditor has agreed to accept in order to fully and completely discharge all obligations of either Seller in favor of such Creditor, and Seller shall provide evidence to Purchaser, including payoff letters from each Creditor, in form and substance satisfactory to Purchaser, indicating that each Creditor has in fact agreed to accept the amount set forth next to its name on such updated Schedule 2.2(b)(2) to fully and completely discharge all obligations of either Seller in favor of such Creditor, with the aggregate amount reflected on such updated Schedule 2.2(b)(2) to be equal to or less than the Agreed Liabilities Amount. Notwithstanding the foregoing, as to each Creditor set forth on Schedule 2.2(b)(2) attached hereto as of the date hereof under the heading “Accounts Payable”, to the extent that the designated last known amount owed as of the date hereof set forth on such Schedule 2.2(b)(2) is less than $25,000 (each a “Minor Creditor”), Seller shall not be obligated to update Schedule 2.2(b)(2) as to such Minor Creditor in accordance with the foregoing, and such Minor Creditor shall not be satisfied out of the Agreed Liabilities Escrow in accordance with this Section 2.2(b)(2). However, the liabilities or obligations owed to all such Minor Creditors shall nevertheless constitute Excluded Liabilities, and the provisions of Section 2.2(b)(1) hereof shall apply with respect to such items in the same manner as with respect to all Excluded Liabilities. In addition, to the extent that a Creditor has agreed to accept equity in the Seller in full or in partial satisfaction of any obligation owed to such Creditor, the updated Schedule 2.2(b)(2) shall so state, and evidence of such agreement satisfactory to Purchaser shall be provided to Purchaser prior to Closing. As shall be set forth in further detail in the Agreed Liabilities Escrow Agreement, at such time as each of the Creditors specified on Schedule 2.2(b)(2) attached hereto

(other than the Minor Creditors) presents the Escrow Agent with a duly executed satisfaction and release (and with respect to Creditors holding recorded Liens, an appropriate instrument of release), each in such form as is satisfactory to the Purchaser in its sole and absolute discretion, the Escrow Agent shall release the amount of cash set forth opposite such Creditor’s name (if any) on such updated Schedule 2.2(b)(2) to such Creditor. Once a duly executed satisfaction and release has been received from each of the Creditors (other than the Minor Creditors), any funds remaining in the Agreed Liabilities Escrow shall be returned to the Seller.
          (c) Payment of Contingent Quarterly Payment and Additional Contingent Payment.
               (1) Calculation and Payment. The Contingent Quarterly Payment payable by Purchaser to Seller pursuant to Section 2.2(a)(2) shall be calculated in accordance with this Section 2.2(c). Not later than sixty (60) days after the close of each calendar quarter after the Closing Date, the Purchaser shall calculate the Vault Net Revenue for the prior quarter (each such quarter, a “Measurement Period”). Once the Vault Net Revenue for any Measurement Period has been calculated, the payment of the Contingent Quarterly Payment with respect to such Measurement Period shall become due and payable (subject to the provisions of Section 2.2(c)(5)). The Contingent Quarterly Payment payable with respect to each Measurement Period shall equal the product of the Vault Net Revenue for such Measurement Period and ten percent (10%).
               (2) Additional Contingent Payment. In addition to the Contingent Quarterly Payment described in Section 2.2(c)(1) hereof, Seller may be entitled to additional contingent payments (each an “Additional Contingent Payment”), as determined pursuant to this Section 2.2(c)(2). Seller shall not be entitled to any Additional Contingent Payment with respect to the first four (4) quarterly Measurement Periods. After the end of each of the eight (8th), twelfth (12th), sixteenth (16th) and twentieth (20th) quarterly Measurement Periods, the Purchaser shall calculate (i) the total Vault Net Revenue for such quarterly Measurement Period and the immediately preceding three (3) quarterly Measurement Periods (in each case, the “Current Annual Vault Revenue”), and (ii) the total Vault Net Revenue for the four (4) quarterly Measurement Periods immediately preceding the four (4) quarterly Measurement Periods as to which the Current Annual Vault Net Revenue has been calculated (in each case the “Prior Annual Vault Net Revenue”). The Purchaser shall then determine the excess (if any) of, in each case, the Current Annual Vault Net Revenue over the Prior Annual Vault Net Revenue (each an “Annual Increase”). If an Annual Increase exists, Purchaser shall pay to Seller an Additional Contingent Payment equal to five percent (5%) of any such Annual Increase. To the extent payable hereunder, each Additional Contingent Payment shall be payable within sixty (60) days of the end of the eighth (8th), twelfth (12th), sixteenth (16th) or twentieth (20th) quarterly Measurement Periods, as applicable.
               (3) Uncertain Nature of Contingent Quarterly Payment and Additional Contingent Payments. The Seller and the Shareholders acknowledge and agree that (i)

Purchaser’s obligation to pay the Contingent Quarterly Payment and the Additional Contingent Payment pursuant to the terms hereof shall be contingent upon Purchaser’s attaining Vault Net Revenue with respect to the relevant Measurement Period and (ii) Purchaser shall have no obligation to pay to Seller any Contingent Quarterly Payment or Additional Contingent Payment with respect to any Measurement Period with respect to which the Purchaser does not, for any reason, achieve a positive Vault Net Revenue. Furthermore, the Purchaser shall have no obligation whatsoever to make any further Contingent Quarterly Payments or Additional Quarterly Payments attributable to any period of time after the twentieth (20th) quarterly Measurement Period (that is, Seller’s right to receive, and Purchaser’s obligation to pay, Contingent Payments shall terminate on the fifth (5th) anniversary of the Closing Date).
               (4) No Standard of Care Imposed on Purchaser; Initial Investment Commitment. The obligation to pay the Contingent Quarterly Payment and the Additional Contingent Payment shall not be deemed or otherwise construed to impose any standard of care or duty upon the Purchaser with respect to its conduct of its business, which may, subject only to the terms of this Section 2.2(c)(4), be conducted by the Purchaser in the exercise of its sole and absolute discretion. The Purchaser agrees to arrange for up to One Million Dollars ($1,000,000) in funding for the acquired Vault Business during the period beginning on the Closing Date and ending one (1) year later to support the operational expenses of its conduct of the Vault Business, which may be in the form of loans (from its shareholder, any affiliate, or a third party), and/or equity or some combination (the “Initial Investment Commitment”). Except for the Initial Investment Commitment, the Purchaser does not agree to provide any financing or invest any certain amount of time, money or effort with respect to the Vault Business and shall have no duties or obligations to the Seller or the Shareholders whatsoever with respect to the operation of the Vault Business or the Purchaser’s other business, all of which shall be conducted in the exercise of the Purchaser’s sole and absolute discretion.
               (5) Escrow of Contingent Quarterly Payments and Additional Contingent Payments. For each of the first twelve (12) quarterly Measurement Periods, twenty five percent (25%) of the Contingent Quarterly Payment applicable to each such quarterly Measurement Period, if payable hereunder, as well as twenty five percent (25%) of any Additional Contingent Payment payable hereunder with respect to the periods ending with the eight (8th) and the twelfth (12th) quarterly Measurement Periods, shall be deposited by Purchaser in an escrow account (the “Contingent Payment Escrow Account”) which the Escrow Agent shall hold pursuant to the provisions of an escrow agreement (the “Contingent Payment Escrow Agreement”) in such form as mutually agreed by the parties hereto prior to Closing and attached hereto as Exhibit 2.2(c)(5), in order to secure the indemnification obligations of Seller and the Shareholders set forth herein, provided, however, that no more than $300,000 in the aggregate shall be deposited into the Contingent Payment Escrow Account in accordance with the foregoing. The Contingent Payment Escrow Agreement will provide for 50% of the funds held therein to be released after three (3) years and the balance to be released after five (5) years (subject to holdback with respect to claims asserted prior to the release date).

               (6) Application of Contingent Quarterly Payments and Additional Contingent Payments. In addition to the deposit of a portion of the Contingent Payments otherwise payable hereunder into the Contingent Payment Escrow pursuant to Section 2.2(c)(5) hereof, twenty five percent (25%) of all Contingent Payments otherwise payable hereunder shall be applied to repay any cash advances made by Purchaser to Seller, either prior to or subsequent to the date hereof, including but not limited to any advances made by Purchaser to Seller pursuant to the provisions of Section 10 hereof, until such time as all advances shall have been repaid in full.
          (d) Audit of Vault Net Revenues Determination. Promptly following the Purchaser’s determination of Vault Net Revenue in accordance with the foregoing (which shall be the basis for initially determining the Contingent Quarterly Payment and, if applicable, the Additional Contingent Payment, with respect to the relevant Measurement Period), the accountants for the Purchaser shall review such Vault Net Revenue determination and shall forward the results of such review to the Purchaser, the Seller and the Shareholders. The Seller and the Shareholders shall then have the right for ten (10) days to provide written comments and suggested changes to the Purchaser’s accountants, with a copy to the Purchaser. If after consideration of such written comments, the parties are not able to agree upon the Vault Net Revenue within an additional ten (10) day period, then the matter shall be submitted to a reputable accounting firm selected by the Purchaser’s accountants, and the determination of Vault Net Revenue made by such accounting firm shall be conclusive and binding upon all parties for all purposes of this Agreement and for all purposes of the Employment Agreements. If the Vault Net Revenue determined by the Purchaser’s accountants (or in the event of a dispute, by the selected accounting firm) differ from the Vault Net Revenue determined by the Purchaser, then the Contingent Quarterly Payment and, if applicable, the Additional Contingent Payment, made pursuant to Section 2.2(c) with respect to the relevant Measurement Period based upon the Purchaser’s determination of Vault Net Revenue for such Measurement Period shall be increased or decreased, as applicable, by applying the formula set forth in Section 2.2(6) to such re-determined Vault Net Revenue amount. If any change in the Vault Net Revenue calculation results in an increase in the required payment, then the Purchaser shall promptly pay such additional amount to the Seller. If any change in the Vault Net Revenue calculation results in a decrease in the required payment, then the Seller shall promptly pay the amount of any such decrease to the Purchaser. If in accordance with the foregoing any dispute as to the Purchaser’s Vault Net Revenue is submitted to another accounting firm and the Vault Net Revenue as determined by such other accounting firm is not materially different than the Vault Net Revenue calculated by the Purchaser’s accountants, then the Seller and the Shareholders shall pay the other accounting firm’s costs and expenses. If the Vault Net Revenue as determined by such other accounting firm differs from the Vault Net Revenue calculated by the Purchaser’s accountant by ten percent (10%) or more, then the Purchaser shall pay the other accounting firm’s costs and expenses.
          (e) Purchaser’s Right of Set-Off. In addition to the rights and remedies set forth elsewhere in this Agreement (including, but not limited to Section 2.2(c)(5) and Section

2.2(c)(6)), the Purchaser shall have the right to set off against any payment otherwise due to Seller hereunder the amount of loss, liability or damages (including reasonable attorneys’ fees and expert fees) sustained by Purchaser due to the breach by the Seller and/or any Shareholder of any representation or warranty or other provision contained in this Agreement, in the Non-Competition Agreement or in any Employment Agreement, or due to the default by the Seller and/or any Shareholder under any of the foregoing agreements, including but not limited to amounts as to which Seller and the Shareholders are required to indemnify the Purchaser under this Agreement.
          (f) Prepaid Items. Liabilities for prepaid items attributable to the Assets, such as real estate taxes, personal property taxes, rent, fuel, telephone or other utility and service charges, shall be prorated and allocated between the Seller and Purchaser as of the close of business on the Closing Date, and the amount of such proration shall be a deduction or addition, as the case may be, to the Purchase Price.
          (g) Allocation of Purchase Price. The Purchaser and the Seller shall, prior to Closing, agree upon an allocation of the Purchase Price pursuant to Section 1060 of the Code and the Income Tax Regulations, and, once agreed, such allocation shall be attached as Exhibit2.2(g). The Purchaser and the Seller agree to reflect such allocation on IRS Form 8594 (Asset Acquisition Statement) under Section 1060, including any required amendments or supplements thereto (“Form 8594”), and shall jointly prepare such Form 8594 for execution promptly after Closing. The parties hereto further agree that (a) the agreed upon allocation of the Purchase Price shall be used in filing all required forms under Section 1060 of the Code and all tax returns; and (b) they will not take any position inconsistent with such allocation upon any examination of any such tax return, in any refund claim or in any tax litigation.
     2.3 Closing.
          (a) Time and Place. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated hereby (the “Closing”) shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 6225 Smith Avenue, Baltimore, Maryland 21209-3600, within three (3) days of the satisfaction (or waiver, as applicable), of the conditions to Closing set forth in Section 8 hereof, or at such other time, date or place as the parties hereto may mutually agree upon in writing. The time and date of the Closing are herein referred to as the “Closing Date,” and the term “Closing Date” shall include the date on which the transactions contemplated hereunder are consummated.
          (b) Deliveries by Purchaser to the Seller. At the Closing, Purchaser (or its designee) shall deliver or cause to be delivered each of the following:
          (i) Cash in the amount of the Agreed Liability Amount, payable to the Escrow Agent, as provided for under Section 2.2(b) hereof;

               (ii) The Employment Agreements (as defined herein), executed by the Purchaser;
               (iii) The Agreed Liabilities Escrow Agreement, executed by the Purchaser; and
               (iv) The Contingent Payment Escrow Agreement, executed by the Purchaser.
          (c) Deliveries by the Seller and the Shareholders. At Closing, the Seller and/or the Shareholders, as applicable, shall deliver or cause to be delivered to the Purchaser (or its designee) each of the following:
               (i) An Assignment and Bill of Sale, in such form as mutually agreed by the parties, executed by the Seller, selling, assigning, transferring and delivering to Purchaser all of the Assets, free and clear of any and all Liens;
               (ii) A Certificate of the Secretary of each of BVI and BVST showing the signatures of those officers of BVI and BVST, respectively, authorized to sign this Agreement on behalf of BVI and BVST and certifying that said signatures are the signatures of said authorized officers;
               (iii) A copy of the Articles of Incorporation and By-Laws of each of BVI and BVST, together with all amendments and supplements thereto, certified by the Secretary of each of BVI and BVST, as applicable, as being true and complete;
               (iv) Good standing certificates of each of BVST and BVI dated no earlier than ten (10) calendar days prior to the Closing Date, certifying respectively (i) that BVST is in good standing in the State of Delaware and is qualified to do business in the State of New York; (ii) that BVST is qualified to do business in all of the other states in which BVST then does business; (iii) that BVI is in good standing in the State of Nevada and is qualified to do business in the State of New York; and (iv) that BVI is qualified to do business in all of the other states in which BVI then does business.
               (v) Resolutions of the shareholders and the directors of each of BVI and BVST certified by the Secretary of each of BVI and BVST as having been duly and validly adopted and as being in full force and effect on the date hereof, authorizing the execution and delivery by each of BVI and BVST of this Agreement and other agreements and instruments executed and delivered by BVI and BVST as provided for herein, and authorizing the performance by BVI and BVST of the transactions contemplated hereby and thereby;
               (vi) A duly executed certificate described in Section 8.1 hereof;

               (vii) Duly executed non-competition agreements from each of the Shareholders, BVI, BVST and any employee of Seller that is also a shareholder of either Seller in a form satisfactory to Purchaser, providing for a five (5) year non-compete term (collectively, the “Non-Competition Agreements”).
               (viii) Duly executed employment agreements from each of the Key Seller Employees in a form satisfactory to Purchaser (collectively, the “Employment Agreements”) which shall provide a minimum three (3) year term, and shall provide that such Key Employees will participate in the programs generally offered to the Purchaser’s executive team with respect to performance bonuses, medical benefits, insurance and the like.
               (ix) Duly executed intellectual property assignments from each of the employees, prior employees, consultants and prior consultants of Seller specified on Schedule 2.3(c)(ix) attached hereto in a form satisfactory to Purchaser (collectively, the “Intellectual Property Assignments”).
               (x) Duly executed confidentiality agreements from each of Seller’s employees that are offered and accept employment with the Purchaser (including but not limited to the Key Seller Employees) in a form satisfactory to Purchaser (collectively, the “Confidentiality Agreements”).
               (xi) Duly executed assignments from Seller, assigning all of Seller’s rights in, to and under the Assigned Contracts to the Purchaser on such terms and conditions as the Purchaser shall in the exercise of its sole and absolute discretion determine (collectively, the “Contract Assignments”).
               (xii) Duly executed written consents from each of the parties to each of the Assigned Contracts, to the extent such consent is required pursuant to the terms thereof, consenting to the assignment of the Contracts to the Purchaser, in such form as Purchaser shall in the exercise of its sole and absolute discretion determine (collectively, the “Consents”).
               (xiii) A duly executed assignment of the existing Lease referred to on Schedule 3.20 from Seller to Purchaser, in form and substance satisfactory to Purchaser, and the consent of the landlord under such Lease to such assignment.
               (xiv) An opinion of counsel to the Seller in form and substance satisfactory to Purchaser covering the items described in Section 8.9 hereof (the “Legal Opinion”).
               (xv) A duly executed termination of the Intercompany License Agreement in form and substance satisfactory to the Purchaser.
               (xvi) Evidence satisfactory to the Purchaser that the Retention Program, as defined herein, has been established.

               (xvii) The Agreed Liabilities Escrow Agreement and the Contingent Payment Escrow Agreement, duly executed by Seller.
               (xviii) A duly executed assignment of Seller’s rights to the Big Vault trademark, and a duly executed assignment of Seller’s rights to all of the third party software identified on Schedule 3.21(f), in each case, in form and substance satisfactory to the Purchaser.
               (xix) All other documents necessary or appropriate, in the opinion of Purchaser, to effectuate the purchase and sale of the Assets at the Closing, free and clear of all liens, in accordance with the provisions of this Agreement.
     2.4 Further Assurances.
          In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, the Seller and the Shareholders shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as Purchaser or its counsel may reasonably request to complete and perfect the transactions contemplated by this Agreement.
     3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE SELLER.
          The Seller and the Shareholders hereby jointly and severally represent and warrant to Purchaser that the following representations and warranties are true and correct in all material respects on the date hereof and will be true and correct in all material respects on and as of the Closing Date:
     3.1 Organization and Good Standing.
          (a) BVST is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and in all other states in which BVST does business, is qualified to do business in the State of New York and all other states in which BVST does business and has full corporate power to execute, deliver and perform its obligations under this Agreement.
          (b) BVI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and all other states in which BVI does business, is qualified to do business in the State of New York and all other states in which BVI does business and has full corporate power to execute, deliver and perform its obligations under this Agreement.

     3.2 Authority and Consents.
          The Seller and the Shareholders have full power to enter into and to carry out the terms of this Agreement. The Seller and its directors have taken all action, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transactions contemplated hereby and the execution and delivery of any and all instruments necessary or appropriate to effectuate fully the terms and conditions of this Agreement. Except as set forth on Schedule 3.2, no consent or approval of any third party, court, governmental agency, other public authority or third party with any actual or alleged interest in the Seller’s business or the Assets is required as a condition to (a) the authorization, execution, delivery and performance of this Agreement or any other instruments necessary to effectuate this Agreement; or (b) the consummation by the Seller of the transactions contemplated herein. This Agreement has been properly executed and delivered by the Shareholders and the Seller and constitutes the valid and legally binding obligation of the Shareholders and the Seller and is enforceable against the Shareholders and the Seller in accordance with its terms.
     3.3 Rights of First Refusal; Right of First Negotiation, Etc.
     There are no applicable rights of first refusal, rights of first negotiation, rights of first offer or similar rights of any kind that would require either Seller or the Shareholders to provide any third party with notice, an opportunity to discuss, negotiate or to engage in any of the transactions contemplated hereby prior to consummating the transactions contemplated hereby.
     3.4 No Conflict.
          Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in (a) any violation, termination or modification of, or conflict with, the articles of incorporation or By-Laws of either Seller or any of the contracts or other instruments to which either Seller or any of the Shareholders is a party, or of any judgment, decree or order applicable to either Seller or the Shareholders; or (b) the creation of any Lien on all or any portion of the Assets.
     3.5 Broker’s and Finder’s Fees.
          All negotiations relating to this Agreement have been carried on between the parties directly without the intervention of any person that would give rise to a valid claim against any of the parties for a brokerage commission, finder’s fee, advisory fee or other like payment (each, a “Broker’s Fee”). The Seller and the Shareholders shall jointly and severally indemnify and hold the Purchaser harmless from and against any cost, expense, liability or obligation associated with any Broker’s Fee payable to any party by virtue of the purchase and sale contemplated by this Agreement.

     3.6 Litigation and Compliance.
          Except as set forth on Schedule 3.6., there is no Claim pending or threatened against the Assets, either Seller, or the Shareholders; nor is there any valid basis for any such litigation, arbitration, mediation, investigation or other proceeding relating to the Assets, either Seller, the Shareholders or the transactions contemplated by this Agreement. Neither Seller nor the Shareholders are subject to any order of any court, regulatory commission, board or administrative body entered in any proceeding to which BVST, BVI or either of the Shareholders is a party or of which any of the foregoing has knowledge. The Seller has complied with and is currently in compliance with all laws, rules, regulations, orders, ordinances, judgments and decrees of any governmental authority applicable to the Assets or the Seller’s Vault Business.
     3.7 Title and Condition of Assets.
          The Seller has good and marketable title to all of the Assets, free and clear of all Liens, other than the Liens set forth on Schedule 3.7, all of which shall be fully and entirely discharged by Seller at or prior to the Closing. The Assets are in good operating condition and repair, and constitute all of the assets necessary to the conduct by the Seller of its Vault Business in accordance with its past practice.
     3.8 Accounts Receivable.
          All Accounts Receivable of the Seller reflected in the balance sheet for the most recently ended period included in the Financial Statements, and all Accounts Receivable that have arisen since the date of the latest balance sheet of Seller included in the Financial Statements (except Accounts Receivable that have been collected since such date) are valid and enforceable claims, and constitute bona fide Accounts Receivable resulting from the provision of services in the ordinary course of the Seller’s Vault Business. The Accounts Receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind, and are fully collectible within sixty (60) days from their due date. Except for the Accounts Receivable, the Seller has not made any loan or advance to any Person.
     3.9 [Reserved.]
     3.10 Financial and Full Information.
          The Seller has delivered to Purchaser financial statements covering the periods from                      until                           (the “Financial Statements”), copies of which are attached hereto as Exhibit 3.10. The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), are true, correct and complete in all material respects, and accurately reflect the financial position of the Seller for the periods set forth therein. The Seller has provided to Purchaser all information material to the Assets and/or the Vault Business, and no representation or warranty made in this Agreement or information furnished pursuant hereto to Purchaser, including that set forth in any Schedules or Exhibits hereto, contains any untrue statement or omits to state any material fact relevant to the Assets or the Vault Business.
     3.11 Absence of Undisclosed Liabilities.
          As of the date hereof and as of the Closing Date, the Seller does not have and shall not have any indebtedness or other liability of any kind whatsoever, absolute or contingent, that is not either specifically reflected on the Financial Statements or otherwise specifically disclosed in writing to Purchaser in this Agreement. In addition, all indebtedness and/or other liabilities whatsoever (including trade payables) of Seller are accurately reflected on Schedule 2.2(b)(2), and Seller has no indebtedness and/or other liabilities (including trade payables) whatsoever other than as set forth on Schedule 2.2(b)(2), attached hereto.
     3.12 [Reserved.]
     3.13 Licenses and Permits.
          Schedule 3.13 of the Disclosure Schedules sets forth a complete list of all of the certificates, licenses, consents, permits or other approvals required of or obtained by the Seller in connection with the operation of the Vault Business, including all certificates of use and occupancy (collectively, the “Licenses and Permits”). The Seller has provided the Purchaser with true and complete copies of all of the Licenses and Permits. All of the Licenses and Permits are in full force and effect and the Seller is not in violation in any material respect with respect to any of them. No proceedings are pending or threatened by any applicable authority to revoke or limit the scope of any of the Licenses and Permits. Other than those listed on Schedule 3.13, there are no Licenses or Permits necessary for the conduct of the Vault Business as it is currently being conducted. None of the Licenses and Permits would be rendered ineffective or be required to be reissued as a result of the consummation of the transactions contemplated hereby.
     3.14 Business Records.
          All business records of the Seller have been provided to Purchaser for review, are complete and correct in all material respects, and fairly reflect the operations of the Vault Business.
     3.15 Insurance.
          Set forth on Schedule 3.15 is a true and complete list and description of all insurance in force on the date hereof with respect to the Assets and/or the Vault Business, together with a summary description of the hazards insured against. Such policies are in full force and effect with reputable insurers and copies thereof have been provided to Purchaser. There are no outstanding unpaid claims under any such policy, and neither the Seller nor the Shareholders are aware of any notice of cancellation or non-renewal of any such policy. There are and have been no inaccuracies in any application for such policies, nor any failure to pay premiums thereon when due. Neither the Seller nor the Shareholders have received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage will not be available to the Seller in the future on substantially the same terms as now in effect. No such insurance policies call for any retrospective premium adjustments. All such insurance policies are freely assignable by the Seller to Purchaser without the consent of any party.
     3.16 Operation of the Vault Business.
          The Assets are sufficient to operate the Vault Business in accordance with past practice. All of the Assets are in good condition and repair, and have been maintained in accordance with appropriate manufacturer’s standards.
     3.17 Absence of Certain Changes. Since January 1, 2005, except as set forth on Schedule 3.17, there has not been:
          (a) any material adverse change in the Seller’s financial position, results of operations, manner of conducting business, assets, liabilities or net worth;
          (b) any acquisition or disposition by the Seller of any asset or property, or any agreement to do the same other than in the ordinary and regular course of business;
          (c) created, incurred or permitted to exist any Lien on any of the Seller’s assets or properties;
          (d) any material damage, destruction or loss, whether or not covered by insurance;
          (e) any change in the Seller’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Seller; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Seller of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, other than the issuance of shares of Seller to certain creditors of Seller in lieu of, and in satisfaction of, all or some portion of the indebtedness of Seller in favor of such creditors, as set forth in detail on Schedule 3.17(e);
          (f) any amendment to the charter or by-laws of the Seller; or
          (g) any other event or condition experienced by the Seller of any character which would alone or in the aggregate with other events or conditions have a material adverse effect on the Seller or the Vault Business.

     3.18 Employee Matters.
          (a) Schedule 3.18 contains a complete and correct list of all Employee Benefit Plans (as defined below) and any other employee benefit arrangements or payroll practices, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, salary continuation for disability, consulting or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of the Seller, maintained by the Seller or to which the Seller has contributed or is obligated to make payments, in each case with respect to any employees (or, if the Seller has any existing liability, former employees) of the Seller (hereinafter, the “Employee Benefit Plans”). All Employee Benefit Plans which constitute Employee Pension Plans (as defined below) (hereinafter, the “Employee Pension Plans”) are separately listed on Schedule 3.18 of the Disclosure Schedules. The Seller and its ERISA Affiliates do not and have never maintained or participated in any Employee Benefit Plans which are: (a) subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the minimum funding requirements of Section 412 of the Code; (b) Multiemployer Plans (as defined below); (c) multiple employer plans subject to Sections 4063 and 4064 of ERISA (“Multiple Employer Plans”); or (d) plant closing benefit plans. As used in this Agreement, (i) “Employee Benefit Plan” shall have the meaning ascribed to such term by Section 3(3) of ERISA, (ii) “Employee Pension Plan” shall have the meaning ascribed to such term by Section 3(2) of ERISA, (iii) “ERISA Affiliate” shall refer to any trade or business, whether or not incorporated, the employees of which, together with the employees of the Seller, are treated as employed by a single employer under Section 414(b), (c), (m) or (o) of the Code, and (iv) “Multiemployer Plans” shall mean any multiemployer plan as defined in Section 3(37) of ERISA to which the Seller or an ERISA Affiliate has contributed or is or was obligated to make payments, in each case with respect to any current or former employees of the Seller or an ERISA Affiliate before the Closing Date.
          (b) Except as set forth on Schedule 3.18:
               (i) the Employee Pension Plans which are “defined contribution plans” intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any material liability, lien, penalty, or Tax under ERISA or the Code;
               (ii) true, correct and complete copies of the following documents, with respect to the Employee Benefit Plans have been delivered to Purchaser: (A) all plan documents,

including trust agreements, insurance policies and service agreements and amendments thereto, (B) the most recent Forms 5500 and any financial statements attached thereto and those for the prior three years, (C) the last Internal Revenue Service determination letter, and the applications and supporting disclosure documents submitted to the Internal Revenue Service with respect to such determination letter, and all other correspondence or filings with a governmental agency or entity including without limitation compliance program applications, (D) summary plan descriptions, (E) employee handbooks or manuals, and (F) the most recent actuarial written descriptions of all non-written agreements relating to any such plan;
               (iii) there are no pending Claims which have been asserted or instituted by or against the Employee Benefit Plans, against the assets of any of the trusts under such plans or by or against the plan sponsor, plan administrator, or any fiduciary of the Employee Benefit Plans (other than routine benefit claims) nor do the Seller and/or the Shareholders have knowledge of facts which could form the basis for any such Claims;
               (iv) all amendments and actions required to bring the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and any other applicable laws (including the rules and regulations thereunder) have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed on Schedule 3.18 (b)(iv);
               (v) the Employee Benefit Plans have been maintained, in form and operation, in all material respects in accordance with their plan documents and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable Law, and none of the Shareholders, the Seller nor any “party in interest” or “disqualified person” with respect to the Employee Benefits Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Title I, Part 4 or ERISA;
               (vi) none of the Employee Benefit Plans contains any provisions which would prohibit the transactions contemplated by this Agreement or which would give rise to any severance, termination or other payments or liabilities, including without limitation any acceleration in benefit vesting or distribution, as a result of the transactions contemplated by this Agreement;
          (c) Attached hereto as Schedule 3.18(c) is a complete and correct list of (i) all employee grievances and (ii) each person who, as of the date set forth in such list, is employed by the Seller, including each active employee and each employee classified as inactive as a result of disability, leave of absence, layoff or other absence. With respect to such persons, such list includes the positions and the current wages for the most recent payroll period. Schedule 3.18(c) also contains a description of all existing severance, accrued vacation obligations or retiree benefits of any current or former director, officer, employee or consultant of the Seller. The employment or consulting arrangement of Seller with all such persons are terminable at will.

The Seller has not made any written or oral agreement with or promise to any employee, officer or consultant regarding continued employment by the Purchaser after the Closing Date.
          (d) The Seller and the Shareholders shall undertake good faith efforts to cause the Seller’s employees to become employees of the Purchaser subsequent to the Closing, but the parties hereto acknowledge and agree that, except for the Purchaser’s obligation to employ the Key Seller Employees pursuant to the Employment Agreements, the Purchaser shall have no obligation whatsoever to hire any such employee. In furtherance of the obligations of Seller and the Shareholders pursuant to the foregoing provision, the Seller agrees to offer, at its sole cost and expense, an incentive/retention program upon terms and conditions satisfactory to the Purchaser to encourage the Seller’s employees to become and remain employees of the Purchaser subsequent to the Closing (the “Retention Program”).
     3.19 Environmental Matters.
          (a) The Seller has not released, emitted, buried or otherwise disposed of Regulated Substances (as hereinafter defined) on any property. No one else has released, emitted, buried or otherwise disposed of Regulated Substances on any real property included in the Assets or any real property the leasehold interest of which is included in the Assets (each a “Property” and together the “Properties”). No storage tanks, underground or otherwise, are or have been located on any of the Properties. The Seller has complied with all Environmental Laws (as hereinafter defined) pertaining to the use, ownership, and operation of the Properties. There are no asbestos containing materials (“ACM’s”), polychlorinated biphenyls (“PCB’s”) or radioactive substances located on the Properties. The Seller has not received any notice, demand, suit or information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any comparable state Law with respect to any Property, nor does it have knowledge of any other party’s receipt of same relating to any of the Properties. None of the Properties is listed on any regulatory list of contaminated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA, the CERCLIS or any federal, state or local counterpart. The Seller has no existing or potential liability under any Environmental Laws pertaining to any of the Properties. No environmental approvals, clearances or consents are required under applicable Law from any governmental entity or authority in order for the Purchaser and the Seller to consummate the transactions contemplated herein. There are no conditions on any adjacent properties which threaten any Property. The Seller is not required to have, nor does the Seller have, any permits or approvals issued under any Environmental Law. The Seller and the Shareholders have disclosed, prior to the date of this Agreement, the Seller’s waste practices, use of Regulated Substances and all potentially material environmental matters pertaining to the Properties, and has disclosed all reports, assessments, remedial action plans or other similar documents relating to any environmental condition, whether or not material, of the Properties.
          (b) As used in this Agreement: (i) “Environmental Law” means any statute, regulation, rule, code, common law, order or judgment of any applicable federal, state, local or foreign jurisdiction relating to pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including, by way of example and not by way of limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Toxic Substances Control Act (“TSCA”), and the Emergency Planning and Community Right-to-Know Act, all as currently amended; (ii) “Regulated Substances” means any substance regulated under Environmental Laws, including but not limited to hazardous waste, as defined pursuant to RCRA, hazardous substances, as defined pursuant to CERCLA, toxic substances as defined under TSCA, hazardous materials, as defined under the Hazardous Materials Transportation Act, petroleum and its fractions, ACM’s and PCB’s; and (iii) “the Seller” includes any predecessors or affiliates of the Seller.
     3.20 Property.
          (a) None of the Property is the subject of any lease or other use or occupancy agreement (whether oral or written) whatsoever, except as set forth on Schedule 3.20 (“Leases”).
          (b) All of the Leases are valid and in full force and effect, enforceable against the Seller and against the other parties thereto, and have not been assigned, modified, supplemented or amended. The Seller has delivered to the Purchaser true and complete copies of all of the Leases, all amendments thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease.
          (c) There are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any of the Property or any other matters which do or may adversely effect the current use, occupancy or value thereof.
          (d) The Property and all present uses and operations of the Property comply with all applicable zoning, land-use, building, fire, labor, safety, subdivision and other governmental requirements and all deed or other title covenants or restrictions applicable thereto. Neither the Shareholders nor the Seller has received any notice that any of the Property, or the use, occupancy or operation thereof violates any governmental requirements or deed or other title covenants or restrictions.
          (e) The Seller has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the current ownership, use, occupation and operation of the Property. None of the Property is dependent upon or benefit from any “non-conforming use” or similar zoning classification.
          (f) Except as set forth on Schedule 3.20(a), there are no parties other than the Seller in possession of any of the Property or any portion thereof, and there are no leases,

subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties other than the Seller the right of use or occupancy of any of the Property or any portion thereof other than the Leases. There are no outstanding options or rights of first refusal to purchase any of the Property, or any portion thereof or interest therein.
     3.21 Intellectual Property.
          (a) Schedule 3.21(a) contains a true and complete list of the Intellectual Property, and includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of the Intellectual Property within twelve (12) months following the Closing Date, and the current status of the corresponding registrations, filings, applications and payments. All of the registrations and applications arising from or relating to the Intellectual Property are and remain valid and subsisting, in good standing, with all fees, payments and filings due as of the Closing Date duly made, and the due dates specified on Schedule 3.21(a) are accurate and complete in all material respects. All of these registrations and applications are enforceable. The Seller has delivered correct and complete copies of all of these registrations and applications, and has made available for review correct and complete copies of all other written documentation evidencing ownership of each of the foregoing. The Seller has made all other registrations relating to the Vault Business that it is required to have made and is in good standing with respect to such registrations with all fees due as of the Closing duly made.
          (b) The Intellectual Property consists solely of items and rights that are: (1) owned by the Seller; (2) in the public domain; or (3) rightfully used by the Seller pursuant to a valid license, sublicense, consent or other similar written agreement (the “Licensed Intellectual Property”). The parties and date of each such agreement regarding the Licensed Intellectual Property are set forth on Schedule 3.21(b). The Seller has all rights in the Intellectual Property necessary and sufficient to carry out the Seller’s current activities and proposed activities relating to the Vault Business (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including and to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, the Intellectual Property. The Seller has delivered correct and complete copies of all material license agreements to the Purchaser, and, as applicable, has made available for review correct and complete copies of all other written documentation evidencing that the Seller has the necessary and sufficient rights in each of the foregoing.
          (c) The Seller has not infringed upon or misappropriated any Intellectual Property Rights or personal right of any person anywhere in the world. No Claims or written notice (1) challenging the validity, effectiveness or ownership by the Seller of any of the Intellectual Property, or (2) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by the Seller infringes or will infringe on any Intellectual Property Rights or personal right of any Person have been asserted or are threatened by any Person, nor are there any valid grounds for any bona fide Claim of any such kind. There is and has been no unauthorized use, infringement or misappropriation of any Intellectual Property by any third party, employee or former employee.
          (d) All personnel (including employees, agents, consultants and contractors), who have contributed to or participated in the conception and/or development of the Intellectual Property on behalf of the Seller have executed nondisclosure agreements in the form set forth on Schedule 3.21(d) and either (1) have been a party to a “work-for-hire” and/or other arrangement or agreements with the Seller in accordance with applicable international, national, state and local Law that has accorded the Seller full, effective, exclusive and original ownership of all tangible and intangible property and Intellectual Property Rights thereby arising or relating thereto, or (2) have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller effective and exclusive ownership of all tangible and intangible property and intellectual property rights thereby arising and related thereto. Prior to the date hereof, the Seller has provided copies of all such written agreements or provided a summary of the terms of any such oral agreements to Purchaser.
          (e) The Seller is not, nor as a result of the execution or delivery of this Agreement, or performance of the Seller’s obligations hereunder, will the Seller be, in violation of any license, sublicense, agreement or instrument relating to the Intellectual Property to which the Seller is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Seller’s obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property or any rights therein or thereto.
          (f) Schedule 3.21(f) contains a true and complete list of all of the Seller’s computer software programs, products and services included in the Intellectual Property, including all program code, databases and documentation, without regard to form of media or storage (collectively, the “Software Programs”). Except with respect to third party software or technology licensed by the Seller (to which the Seller holds appropriate and valid licenses providing the Seller with the rights necessary to conduct the Vault Business as presently conducted or as anticipated to be conducted), the Seller owns full and unencumbered right and good, valid and marketable title to such Software Programs free and clear of all Liens.
          (g) The source code and system documentation relating to the Software Programs (1) have at all times been maintained in strict confidence; (2) have been disclosed by the Seller only to employees who have a “need to know” the contents thereof in connection with the performance of their duties to the Seller and who have executed the nondisclosure agreements referred to in Section 3.21(d); and (3) have not been disclosed to any third party, except those third parties set forth on Schedule 3.21(d) who have executed restrictive license and nondisclosure agreements and/or source code escrow agreements with the Seller. Schedule

3.21(g) identifies all agreements pursuant to which source code to the Software Programs has been escrowed with any third party. The Seller has provided true and complete copies of all such escrow agreements and such other license and nondisclosure agreements as are identified above, and as applicable, has made available for review correct and complete copies of all other written documentation evidencing agreements to release of any source code of the Software Programs to any third party.
          (h) The Software Programs do not contain any open source program code, modules, utilities or libraries that are covered by open source licenses that require as a condition of use, modification or redistribution of such Software Program and/or other software programs combined or distributed with any such Software Program that it be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge subject to the open source license applicable to such open source program code, modules, utilities or libraries (collectively, “Open Source Code”). All Software Programs will be scanned for Open Source Code prior to Closing. If Purchaser determines that any Software Program includes any Open Source Code, this will need to be remedied to Purchaser’s satisfaction at Seller’s sole cost and expense prior to and as a condition to Closing.
          (i) The Seller has taken all reasonable steps, in accordance with normal industry practice, to preserve and maintain complete notes and records relating to the Intellectual Property and to cause the same to be readily understood, identified and available.
          (j) The Intellectual Property is free and clear of any and all Liens and nothing shall interfere with the quiet enjoyment of the Purchaser with respect to the Intellectual Property following consummation of the transactions contemplated hereby.
          (k) Except as set forth on Schedule 3.21(k), the Seller does not owe any royalties, license fees, guaranteed maintenance fees or other payments to third parties in respect of the Intellectual Property. All royalties, license fees, guaranteed maintenance fees or other payments set forth on Schedule 3.21(k) that have accrued, or will accrue, prior to the Closing have been paid or will be paid prior to Closing. The Seller will not owe any such payments or any additional payments as a result of the consummation of the transactions contemplated hereby.
          (l) The Seller has used its commercially reasonable efforts to regularly scan the Software Programs and the other items of Intellectual Property with “best-in-class” virus detection software. The Software Programs and other Intellectual Property contain no “viruses”, Trojan horses, trap doors, Easter eggs, time bombs, cancel bots or other computer programming routines that are intended to damage, detrimentally interfere with or surreptitiously intercept with or expropriate any system, data or personal information. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the foregoing contains any worm, bomb, backdoor, clock, timer, or other disabling device code, or any other design or routine that causes any system, software, data or information to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.
          (m) The Seller has taken and will continue to take all reasonable measures to protect the secrecy, confidentiality, and value of all trade secrets and Intellectual Property Rights included in the Intellectual Property transferred pursuant to this Agreement. Neither the Seller nor any other party has taken any action or failed to take any action that directly or indirectly caused any Intellectual Property to enter the public domain or in any way adversely affect its value to the Purchaser, or its absolute ownership thereof. The Seller acknowledges and agrees that from and after the Closing, the Purchaser will have a legitimate and continuing proprietary interest in the protection of trade secrets and non-public confidential information, knowledge, data and similar information relating to the Intellectual Property and the confidential information included therein (the “Confidential Information”). The Seller agrees that prior to and following the Closing it shall secure and maintain the confidentiality of the Confidential Information in a manner consistent with the importance and value of such information and the maintenance of the Purchaser’s rights therein, but in no event using less than reasonable efforts. The Seller shall not use, sell, transfer, publish, disclose or otherwise make available any of the Confidential Information to any third party. If the Seller is compelled by a duly authorized subpoena, court order or government authority to disclose any of the Confidential Information, the Seller shall immediately notify the Purchaser of same prior to disclosure, and fully cooperate with the appropriate party in seeking a protective order or other appropriate remedy prior to disclosure.
     3.22 Contracts.
          (a) Schedule 3.22(a) sets forth a list of all Contracts to which the Seller is a party or by which the Seller, the Vault Business or any of the Assets is bound as of the date hereof including:
               (1) any Contract for the Seller’s provision of engineering or other services related to the Vault Business;
               (2) any continuing Contract for management or consulting services or services of independent contractors or subcontractors;
               (3) any Contract that expires more than one year after the date of this Agreement and any Contract that may be renewed at the option of any person other than the Seller so as to expire more than one year after the date of this Agreement;
               (4) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

               (5) any Contract for capital expenditures in excess of $5,000 in the aggregate;
               (6) any Contract limiting the freedom of the Seller to engage in any line of business or to compete with any other Person, or any confidentiality, secrecy or non-disclosure contract or any contract that may be terminable as a result of the Seller’s status as a competitor of any party to such contract;
               (7) any Contract pursuant to which the Seller is a lessor of any Tangible Personal Property, pursuant to which payments in excess of $5,000 remain outstanding;
               (8) any Contract with an affiliate;
               (9) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person other than customary customer agreements made in the ordinary course of the Vault Business;
               (10) any employment Contract, arrangement or policy (including any collective bargaining contract or union agreement) that may not be immediately terminated without financial notifications or penalty (or any augmentation or acceleration of benefits);
               (11) any Contract providing for a joint venture or partnership with any other Person;
               (12) any oral contract, true and correct summaries of which have been provided to the Seller; and
               (13) any Contract that is otherwise in any way material to the Assets and/or the Vault Business and is not described in any of the categories specified in this Section 3.22(a).
          (b) The Seller has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Assigned Contract. Each of the Assigned Contracts is valid and binding and in full force and effect, and except as disclosed on Schedule 3.22(b), there exists no default or event of default or event, occurrence, condition or act, with respect to the Seller, or with respect to the other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Assigned Contract. The Seller has not received written or oral notice of cancellation, modification or termination of any Assigned Contract. Seller does not have actual or constructive notice that one or more of the parties to any Assigned Contract intends to terminate or alter the provisions thereof by reason of the transactions contemplated hereby. Since the date of the latest balance sheet of the Seller contained in the Financial Statements, except as set forth on Schedule 3.22(b), the Seller has not waived any right under any Assigned Contract, amended or extended any Assigned Contract or failed to renew (or received notice of termination or failure to renew with respect to) any Assigned Contract. True, correct and complete copies of all Assigned Contracts have been delivered to the Purchaser.
          (c) Schedule 3.22(a) denotes with an asterisk all of the Contracts (if any) that will be Excluded Contracts.
          (d) Except as expressly designated on Schedule 3.22(a), none of the Assigned Contracts was awarded to the Seller as a result of (in whole or in part) the Seller’s status as a minority-owned or disadvantaged business or similar status.
          (e) All of the Assigned Contracts may be assigned to the Purchaser without obtaining the consent of any party thereto, other than to the extent specifically set forth on Schedule 3.22(e).
     3.23 Taxes and Tax Returns.
          (a) Except as set forth on Schedule 3.23:
               (1) The Seller has timely filed or timely requested extensions to file those Tax Returns that are currently due or, if not yet due, will timely file or timely request extensions to file all Tax Returns required to be filed by it for all taxable periods ending on or before the Closing Date and all such Tax Returns are, or will be when filed, true, correct and complete. Copies of all such Tax Returns for the periods ending on or after December 31, 2004 have been given to the Purchaser;
               (2) The Seller has paid to the appropriate Governmental Authority, or, if payment is not yet due, will pay, to the appropriate Governmental Authority, or has established, in accordance with GAAP and consistent with past practice, accruals that are reflected on the Seller’s financial statements (as provided to the Purchaser hereunder) for the payment of all Taxes imposed on the Seller or for which the Seller could be liable, whether to taxing authorities or to other persons (pursuant to a tax sharing agreement or otherwise) for all taxable periods beginning on or before the Closing Date;
               (3) No extension of time has been requested or granted for the Seller to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid;
               (4) The Seller has not received notice of a determination by a Governmental Authority that Taxes are owed by the Seller (such determination to be referred to as a “Tax Deficiency”) that has not been resolved as of the date of Closing and, to the Seller’s Knowledge, no Tax Deficiency is proposed or threatened;

               (5) All Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;
               (6) Except in the case of a Lien for ad valorem property taxes not yet due and payable, there is no unpaid Tax (a) that constitutes a Lien upon any of the Assets or (b) for which the Purchaser would be liable under applicable Law by reason of having acquired the Assets;
               (7) There are no presently outstanding waivers or extensions or requests for waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;
               (8) No issue has been raised in any examination, investigation, audit, Claim or proceeding relating to Taxes (a “Tax Audit”) which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period and no Claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
               (9) There are no pending or, to the Seller’s knowledge, threatened, Tax Audits of the Seller;
               (10) There are no requests for rulings in respect of any Tax pending between the Seller and any Governmental Authority;
               (11) The Seller has complied with all applicable Laws relating to the withholding and payment of Taxes and has timely withheld and paid to the proper Governmental Authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder;
               (12) The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;
               (13) After the date hereof, no election with respect to Taxes will be made without the written consent of the Purchaser other than those elections that would not have a material adverse effect and that are consistent with past practices of the Seller;
               (14) None of the Assets of the Seller is property that it is required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code;

               (15) None of the Assets of the Seller directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code;
               (16) None of the Assets of the Seller is “tax-exempt use property” within the meaning of Section 168(h) of the Code;
               (17) The Seller does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country;
               (18) The Seller is not a party to any Tax allocation or Tax sharing agreement; and
               (19) The Acquisition is not subject to Tax withholding provisions of the Code.
          (b) Schedule 3.23 contains: (1) a schedule of the filing dates of all Tax Returns required to be filed by the Seller; (2) a description of all past Tax Audits involving the Seller; (3) a list of all elections made by the Seller relating to Taxes, including whether the Seller has made an election pursuant to Section 754 of the Code; and (4) a list of the states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Seller. Except as set forth on Schedule 3.23, the Seller has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for: (A) the preparation of all Tax Returns that have not yet been filed; and (B) the defense of all Tax Audits involving taxable periods either ending on or during the six years prior to the Closing Date or from which there are unutilized net operating loss, capital loss or investment tax credit carryovers.
          (c) The Seller has collected and remitted to the appropriate Governmental Authority all sales and use or similar Taxes required to have been collected, including any interest and any penalty, addition to tax or additional amount unpaid, and has been furnished properly completed exemption certificates for all exempt transactions. The Seller has collected and/or remitted to the appropriate Governmental Authority all property Taxes, customs duties, fees, and assessments which are other than in the nature of income taxes or charge of any kind whatsoever (including Taxes assessed to real property and water and sewer rents relating thereto), including any interest and any penalty, addition to tax or additional amount unpaid.
     3.24 Solvency.
          No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting, the Seller (other than as a creditor) or any of the Assets are pending or are being contemplated by the Seller, or are being threatened against the Seller by any other Person, and the Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings. Immediately after giving effect to the consummation of the transactions contemplated hereby, the Seller will be able to pay the Excluded Liabilities as they become due; (b) the value of the remaining assets (if any) of the Seller (calculated at fair market value) will exceed the Excluded Liabilities; and (c) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller.
     4. COVENANTS OF THE SELLER AND THE SHAREHOLDERS.
     The Seller and the Shareholders hereby covenant and agree as follows:
     4.1 Full Cooperation; Access to Information.
          The Seller and the Shareholders shall cooperate in good faith with Purchaser in causing the transactions that are the subject of this Agreement to be consummated. Seller shall permit Purchaser and its counsel, accountants, employees and other representatives, prior to Closing, to make such investigations of Seller’s business, operations, assets, employees, contracts, books, records and financial information, all as Purchaser deems necessary or advisable in the conduct of its due diligence investigation into Seller’s business, operations and assets. Seller shall give to Purchaser and its counsel, accountants, employees and other representatives access, to the fullest extent possible without unreasonably interfering with Seller’s business operations, to all of Seller’s personnel, properties, books, contracts, commitments and records, and will promptly furnish to Purchaser copies of all such documents and records and information with respect to Seller’s affairs as Purchaser may from time to time in the exercise of its sole and absolute discretion request. Purchaser shall not be under any obligation to continue with its due diligence investigation if, at any time, the results of its due diligence investigation are not fully satisfactory to it for any reason in its sole discretion.
     4.2 No Inconsistent Action.
          Neither the Seller nor the Shareholders will take any action which is inconsistent with or impairs the consummation of the transactions contemplated by this Agreement or which would make inaccurate the representations or warranties made by the Shareholders or the Seller herein.
     4.3 Non-Solicitation.
          In consideration of the expense and effort that will be expended by Purchaser in its due diligence investigation, neither the Shareholders nor the Seller, nor their affiliates will, directly, indirectly or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, entertain, accept or consider any proposal of any other person or entity relating to a disposition (directly or indirectly) of all or any portion of the Assets of the Seller, the stock of either Seller, or a merger involving either Seller, or the issuance of any shares of or other equity securities of either Seller, other than as contemplated pursuant to Section 3.17(e) hereof, at any time during the term of this Agreement, or to raise funds in the form of debt or equity for use in the Vault Business, until the earlier to occur of March 1, 2006, or, if applicable, the termination of this Agreement.
     4.4 [Reserved].
     4.5 Prohibited Actions Pending Closing.
          Unless otherwise provided for herein or approved by Purchaser in writing, from the date hereof until the Closing Date, the Seller and the Shareholders shall cause the Seller not to do or enter into the following:
          (a) amend or otherwise change its Articles of Incorporation, By-Laws or other organizational documents;
          (b) issue or sell, authorize for issuance or sale, grant any options or make any other agreements with third parties with respect to the Seller’s stock, other than to the extent specifically contemplated by Section 3.17(e) hereof;
          (c) authorize or incur any additional debt for money borrowed, or incur any additional debt, liability or obligation, other than in favor of Purchaser;
          (d) mortgage, pledge or subject to Lien or other encumbrance any of its properties or assets, or agree to do so;
          (e) sell or otherwise dispose of, or agree to sell or dispose of any of its assets or properties;
          (f) amend or terminate any lease, contract, undertaking or other commitment listed in any of the disclosure schedules annexed hereto to which it is a party, or to take action or fail to take any action, constituting any event of default thereunder;
          (g) assume, guarantee or otherwise become responsible for the obligations of any other party or agree to do so;
          (h) make any change in accounting methods or principles;
          (i) compromise or settle any material Claim, other than with the consent of the Purchaser;

          (j) acquire the capital stock or other ownership interests of any other entity or acquire all or substantially all of the assets of another entity;
          (k) take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement;
          (l) take any action or omit to take any action if taking or omitting to take such action could have a Material Adverse Effect, as defined in Section 8.5 hereof, or
          (m) agree to take any of the actions described in this Section 4.5.
     4.6 Conduct of Business Pending Closing.
          From the date hereof until the Closing Date, the Seller and the Shareholders covenant and agree to cause the Seller to:
          (a) maintain its existence in good standing;
          (b) maintain proper business and accounting records;
          (c) maintain all insurance on the Assets in effect on the date of this Agreement; and
          (d) continue to diligently operate its business in the ordinary course.
     4.7 Change of Corporate Name.
          Immediately subsequent to the Closing, the Seller acknowledges and agrees that each Seller shall change its name to something that does not contain the phrase “BigVault” or any derivation thereof, and thereafter neither the Seller, the Shareholders nor any affiliate shall use such name or any confusingly similar name at any time subsequent to the Closing.
     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER.
          Purchaser hereby represents and warrants to the Seller and the Shareholders, that the following representations and warranties are true and correct in all material respects on the date hereof and will be true and correct in all material respects on and as of the Closing Date:
     5.1 Organization and Good Standing.
          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full power to carry on its business as it is now being conducted and to own or hold under lease the properties it now owns or holds under lease.

     5.2 Authority.
          Purchaser has full power and authority to enter into this Agreement. Purchaser and its members, officers and directors have taken all action necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transactions contemplated hereby and the execution and delivery of any and all instruments necessary or appropriate to effectuate fully the terms and conditions of this Agreement. This Agreement has been properly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery thereof by the Seller and the Shareholders) constitutes the valid and legally binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.
     5.3 No Conflict.
          Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or conflict with, the articles of organization or by-laws of Purchaser or any of the contracts or other instruments to which Purchaser is a party, or of any judgment, decree or order applicable to Purchaser.
     6. INDEMNIFICATION AND SURVIVAL.
     6.1 Indemnification by the Seller and the Shareholders. The Seller and the Shareholders hereby covenant and agree to jointly and severally indemnify and hold harmless the Purchaser and its respective successors and assigns, at all times from and after the date of Closing, against and in respect of the following:
     (i) any damage or loss resulting from any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement or covenant on the part of the Seller or either Shareholder under this Agreement, the Intellectual Property Assignments, the Non-Competition Agreements or any Employment Agreement, or from any inaccuracy or misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by or on behalf of the Seller or the Shareholders at Closing;
     (ii) any and all losses, interest, penalties, attorneys’ fees, and expenses resulting from or associated in any way with the Excluded Liabilities;
     (iii) any and all losses, interest, penalties, attorneys’ fees and expenses arising from or associated in any way with the waiver of bulk sales compliance pursuant to Section 10.13 hereof; and

     (iv) all Claims, assessments, judgments, costs, reasonable attorneys’ fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 6.1, including, without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of the Purchaser hereunder.
     The parties hereto hereby acknowledge and agree that the Contingent Payment Escrow Agreement will provide that funds held in the Contingent Payment Escrow will be the first (but not the sole) source of satisfaction of the indemnification obligation of the Seller and the Shareholders hereunder.
     6.2 Indemnification by Purchaser. The Purchaser hereby covenants and agrees to indemnify and hold harmless the Seller and the Shareholders and their respective successors and assigns, at all times from and after the date of Closing against and in respect of the following:
     (i) any damage or loss resulting from any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement or covenant on the part of the Purchaser under this Agreement, or from any inaccuracy or misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by the Purchaser at Closing; and
     (ii) all Claims, assessments, judgments, costs, reasonable attorneys’ fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 6.2, including, without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of the Seller or the Shareholders hereunder.
     6.3 Notice and Defense. If at any time a party entitled to indemnification hereunder (the “Indemnitee”) shall receive notice from any third party of any asserted liability, damage, loss or expense (together, a “Loss”) claimed to give rise to indemnification hereunder, the Indemnitee shall promptly give notice thereof (“Claims Notice”) to the party obligated to provide indemnification (the “Indemnitor”) of such Loss. The Claims Notice shall set forth a brief description of the Loss, and, if known or reasonably estimable, the amount of the Loss that has been or may be suffered by the Indemnitee. Thereafter, the Indemnitor shall have, at its election, the right to compromise or defend any such matter at the Indemnitor’s sole cost and expense through counsel chosen by the Indemnitor and approved by the Indemnitee (which approval shall not unreasonably be withheld); provided, however, that (i) Indemnitor provides evidence reasonably satisfactory to Indemnitee that Indemnitor has the financial wherewithal (including but not limited to funds available in the Contingent Payment Escrow) to satisfy and discharge the Loss in full, and (ii) any such compromise or defense shall be conducted in a manner which is reasonable and not contrary to the Indemnitee’s interests, and the Indemnitee shall in all events have a right to veto any such compromise or defense which is unreasonable or which would jeopardize in any material respect any assets or business of the Indemnitee or any of its affiliates or increase the potential liability of, or create a new liability for, the Indemnitee or any of its affiliates and, provided further that the Indemnitor shall in all events indemnify the Indemnitee and its affiliates against any damage resulting from the manner in which such matter is compromised or defended, including any failure to pay any such claim while such litigation is pending. In the event that the Indemnitor does so undertake to compromise and defend a claim, the Indemnitor shall notify the Indemnitee of its intention to do so. Each party agrees in all cases to cooperate with the defending party and its counsel in the compromise of or defending of any such liabilities or claims. In addition, the nondefending party shall at all times be entitled to monitor such defense through the appointment, at its own cost and expense, of advisory counsel of its own choosing.
     7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER AND THE SHAREHOLDERS.
          The obligations of the Seller and the Shareholders under this Agreement are subject only to the delivery by Purchaser to the Escrow Agent of the Agreed Liabilities Amount, the delivery of the documents described in Section 2.3(b) hereof and the satisfaction of the condition set forth below, as Section 7.1:
     7.1 Each of the representations and warranties of the Purchaser contained herein and in any other agreements or instruments provided for herein shall have been true and correct in all material respects on the date hereof, and shall be true and correct in all material respects for that period of time between the signing hereof and the Closing Date, and as of the Closing Date as though made on and as of such date. Purchaser shall deliver to Seller and the Shareholders a certificate to such effect at the Closing as to the representations and warranties of the Purchaser.
     8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.
          The obligations of Purchaser to proceed to Closing under this Agreement are subject to the fulfillment (or, at the option of Purchaser, the waiver) at or prior to the Closing Date of each of the following conditions:
     8.1 Accuracy of Representations and Warranties.
          Each of the representations and warranties of the Seller and the Shareholders contained herein and in any other agreements or instruments provided for herein shall have been true and correct in all material respects on the date hereof, and shall be true and correct in all material respects for that period of time between the signing hereof and the Closing Date, and as of the Closing Date as though made on and as of such date. Each of Seller and the Shareholders shall deliver to Purchaser a certificate to such effect at the Closing as to the representations and warranties of the Seller and the Shareholders.

     8.2 Performance of Agreements.
          The Shareholders and the Seller shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by them at or prior to the Closing.
     8.3 No Action or Proceeding.
          No claim, action, suit, investigation or other court proceeding shall be pending or threatened before any court or governmental agency which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.
     8.4 Consents and Actions; Contracts.
     All requisite regulatory and/or other consents and approvals of third parties, including but not limited to those set forth on Schedule 3.2 or Schedule 3.22(e), shall have been obtained and completed. The Seller and the Shareholders shall have provided Purchaser with evidence satisfactory to Purchaser in its sole and absolute discretion that (i) there are no applicable rights of first refusal, rights of first negotiation, rights of first offer or similar rights of any kind that would require Seller or the Shareholders to provide any third party with notice, an opportunity to discuss, consent, negotiate or to engage in any of the transactions contemplated hereby prior to consummation by Seller and the Shareholders hereof; or (ii) that any and all such rights (including any such rights in favor of Vaultrx and Spiderboy) have been waived by the party possessing such rights.
     8.5 No Material Adverse Changes.
          There shall not have been any Material Adverse Change in the business, assets or prospects of the Seller since January 1, 2005. For purposes of this Agreement, “Material Adverse Change” or “Material Adverse Effect” means any change or effect that is or, so far as can reasonably be determined, is reasonably likely to be materially adverse to the Vault Business, its prospects or the Assets.
     8.6 Satisfactory Due Diligence Review.
     The Purchaser shall have completed its due diligence investigation into the business, operations and assets of the Seller, the Assets and the Vault Business and determined in the exercise of its sole and absolute discretion that it is satisfied with the results of such investigation. If the Purchaser is not satisfied at any time with the results of such investigation, for any reason or no reason at all, it shall have the option to terminate this Agreement, without any liability whatsoever to the Seller, the Shareholders or any other party, upon written notice to the Seller and the Shareholders. The Seller and the Shareholders hereby acknowledge and agree that, notwithstanding the Purchaser’s due diligence investigation, Purchaser is relying upon the representations and warranties made by the Seller and the Shareholders herein as a material inducement to the consummation of the transactions described herein, and Purchaser’s due diligence investigation shall in no way undermine or diminish the representations and warranties made by the Seller and the Shareholders or the Purchaser’s reliance thereon.
     8.7 Ordinary Course of Business.
     The Seller shall have operated the Vault Business in a manner consistent with past practice and shall not have made any payments outside the ordinary course of its business.
     8.8 Agreed Liabilities Amount.
     The Seller shall have provided Purchaser with an updated Schedule 2.2(b)(2) reflecting a total amount needed to satisfy all of the Creditors (other than the Minor Creditors) in full of $1,500,000 or less, together with evidence satisfactory to Purchaser in its sole and absolute discretion that payment of the Agreed Liabilities Amount to each of the Creditors (other than the Minor Creditors) in the amount set forth on such updated Schedule 2.2(b)(2) with respect to each Creditor (other than the Minor Creditors) shall be sufficient in all respects to satisfy fully and discharge all Liabilities of Seller (other than Liabilities owed to Minor Creditors) and in all events to enable Seller to transfer title to the Assets to the Purchaser at the Closing free and clear of any and all Liens.
     8.9 Opinion of Counsel Regarding Due Authorization.
     The Seller shall have provided Purchaser with an opinion of counsel to the Seller that (i) the Seller and the Shareholders have full power to enter into and to carry out the terms of this Agreement; (ii) each Seller and its directors and shareholders have taken all action, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transactions contemplated hereby and the execution and delivery of any and all instruments necessary or appropriate to effectuate fully the terms and conditions of this Agreement; (iii) any consent or approval of any court, governmental agency, other public authority or third party that is required as a condition to (a) the authorization, execution, delivery and performance of this Agreement or any other instruments necessary to effectuate this Agreement; or (b) the consummation by the Seller of the transactions contemplated herein has been obtained; and (iv) this Agreement has been properly executed and delivered by the Shareholders and the Seller and constitutes the valid and legally binding obligation of the Shareholders and the Seller and is enforceable against the Shareholders and the Seller in accordance with its terms.
     8.10 Evidence of Resolution of Litigation.
     The Seller shall have provided Purchaser with evidence satisfactory to Purchaser in its sole and absolute discretion that all pending or threatened suits, actions, proceedings or litigation pending against the Seller have been fully and finally resolved or adjudicated, as the case may be.
     8.11 Termination of Contracts.
     The Seller shall have provided Purchaser with evidence satisfactory to Purchaser in its sole and absolute discretion that each of the following contracts has been terminated: (i) that certain Technology Licensing and Consulting Agreement dated                           by and between BVST and BVI (the “Intercompany License Agreement”); (ii) the employment agreements to which BVST or BVI or any employee of either BVST or BVI is a party; and (iii) those contracts identified in Exhibit 8.11 attached hereto.
     8.12 Delivery of Ancillary Agreements.
     The Seller and the Shareholders shall have furnished to Purchaser fully executed Non-Competition Agreements, Employment Agreements and Intellectual Property Assignments in accordance with Section 2.3 hereof.
     8.13 Delivery of Lease Agreement.
     The Seller and the Shareholders shall have furnished to Purchaser a fully executed assignment of Lease and consent of Landlord pursuant to Section 2.3(c)(xiii) hereof, a consent of the Landlord to the sublease of space to Total Computer Care, and a sublease to Total Computer Care, each in such form as satisfactory to Purchaser in its sole and absolute discretion.
     8.14 Other Evidence.
          The Seller and the Shareholders shall have furnished to Purchaser such further certificates and documents evidencing their due action in accordance with this Agreement as Purchaser shall reasonably request.
     9. TERMINATION.
          This Agreement may be terminated only as follows:
          (a) At any time upon the mutual written consent of the parties hereto;
          (b) At any time prior to the Closing by Purchaser by written notice to the Seller and the Shareholders if Purchaser is not satisfied for any reason with its due diligence review; or
          (c) Automatically and without further act if the Closing has not occurred on or prior to December 31, 2005, as such date may have been extended by the mutual written consent of the parties hereto.

          In the event of the default by the Seller or the Shareholders hereunder or the breach by the Seller or the Shareholders of any representation, warranty or covenant contained in this Agreement, Purchaser shall have all rights available to it at law and/or in equity, including but not limited to the right to specific performance, notwithstanding the termination of the Agreement in accordance with this Section 9.
     10. CERTAIN CASH ADVANCES
          Prior to the date hereof, Purchaser has made available $275,000 of “bridge financing” to the Seller, $200,000 of which is currently characterized as Advance Fees (as such term is defined in the License Agreement) under the License Agreement, and $75,000 of which is reflected pursuant to that certain Promissory Note of even date herewith by Seller in favor of Purchaser. The parties hereto hereby contemplate that, from and after the date hereof and prior to the Closing Date, Purchaser may continue to make additional bridge financing available to the Seller, although Purchaser shall have no obligation to do so. If the transaction that is the subject of this Agreement proceeds to Closing, all such advances (including the above-described $200,000 and $75,000, and all additional advances made subsequent to the date hereof) shall be repaid by Seller in the manner contemplated by Section 2.2(c)(6) hereof. If the transaction that is the subject of this Agreement does not proceed to Closing on or prior to December 31, 2005 (as such date may be extended by the mutual, written agreement of the parties hereto), then the Seller shall be obligated to repay all such advances (other than the above-described $200,000) pursuant to the provisions of such Promissory Note. The provisions of this Section 10 shall survive any termination of this Agreement.
     11. MISCELLANEOUS.
     11.1 Expenses.
          Each party to this Agreement shall pay all of its own closing costs and other expenses relating hereto, including fees and disbursements of its counsel and accountants, whether or not the transactions contemplated hereby are consummated.
     11.2 Taxes.
          The Shareholders and the Seller shall bear any and all Taxes of any nature or type whatsoever that may become due and payable as a result of the consummation of the transactions contemplated hereby, and the Shareholders and the Seller shall jointly and severally indemnify and hold Purchaser harmless with respect thereto.

     11.3 Notices.
          All notices and other communications hereunder or in connection herewith shall be in writing and delivered as follows:
          If to the Seller or the Shareholders, to:
c/o Mr. John Salerno
bigVault Storage Technologies, Inc.
47 Mall Drive
Commack, NY 11725
with a copy to:
Mark X. LoPresti, Esq.
Lederer, Nojima, Tagliaferro, LoPresti & Blakely, LLP
32 Old Slip, 5th Floor
New York, New York 10005
          If to Purchaser, to:
Digi-Data Corporation
8920-D Route 108
Columbia, Maryland 21045
Attn: Dennis Cindrich
          With a copy to:
Jordan I. Bailowitz, Esquire
DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
          Except as otherwise specifically provided herein, all notices, requests, instructions and demands which may be given by any party hereto to any other party in the course of the transactions herein contemplated shall be in writing and shall be served by express mail through the U.S. Postal Service or similar expedited overnight commercial carrier. Service of such notices, demands and requests shall be presumed to have occurred on the date that is one (1) day after the date upon which the item was delivered to the U.S. Postal Service or similar expedited overnight commercial carrier, provided the item was properly addressed, all postage and shipping charges were prepaid by the sender and the commercial carrier issued a dated receipt to the sender acknowledging the commercial carrier’s receipt of the item. All such notices, demands and requests shall be addressed as set forth above. Any party may change the address at which it is to receive notice by like written notice to all other parties hereunder.
     11.4 Entire Agreement.
          This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties, including but not limited to that certain Strategic Alliance and License Agreement by and between Purchaser and BVST dated August 31, 2005 (the “License Agreement”), which shall be deemed terminated as of the Closing Date, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.
     11.5 Severability.
          If any provision of this Agreement shall be declared by any court of competent jurisdiction illegal, void or unenforceable, the other provisions shall not be effected, but shall remain in full force and effect.
     11.6 Modification and Amendment.
          This Agreement may not be modified or amended except by an instrument in writing duly executed by the parties hereto, and no waiver of compliance of any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto seeking to be charged with such waiver or consent.
     11.7 Time of the Essence.
          Time is of the essence in every provision of this Agreement where time is a factor.
     11.8 Governing Law; Jurisdiction; Exclusive Venue.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, exclusive of the choice of law rules thereof.
          (b) Exclusive Venue. The parties hereto agree that exclusive venue for any litigation, action or proceeding arising from or relating to this Agreement shall lie in the Circuit Court in and for Baltimore County, Maryland or, if federal diversity jurisdiction then exists, in the United States District Court for the District of Maryland and each of the parties hereto expressly waives any right to contest such venue for any reason whatsoever.
          (c) Waiver of Trial By Jury. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT.
     11.9 Specific Performance.
          The parties hereto recognize that if the Shareholders and/or the Seller do not perform under the provisions of this Agreement or any other agreements or instruments provided for in this Agreement, then monetary damages alone would not be adequate to compensate the Purchaser for its injury. The Purchaser shall therefore be entitled, in addition to any remedies that may be available at law or in equity including, without limitation, monetary damages, to obtain specific performance of the obligations of the Seller or the Shareholders. If any action is brought by the Purchaser to specifically enforce this Agreement or any other agreements or instruments provided for herein, the Shareholders and the Seller shall waive the defense that there is an adequate remedy at law.
     11.10 Binding Effect.
          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives and assigns, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto; provided, however, that (i) the Purchaser may assign its rights and obligations hereunder to any affiliate of the Purchaser, (ii) the Seller may assign its rights to receive the Contingent Payments, subject in all respects to the provisions of Sections 2.2(c)(5), 2.2(c)(6), and 2.2(e), to any party without the requirement of the consent of the Purchaser. Other than as set forth above, no other rights of Seller hereunder may be assigned without the prior written consent of the Purchaser, which the Purchaser may grant or withhold in the exercise of its sole and absolute discretion.
     11.11 Enumerations and Headings.
          The enumerations and headings contained in this Agreement are for convenience of reference only and shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision or the scope or intent of this Agreement, or in any way effect this Agreement.
     11.12 Counterparts.
          This Agreement may be signed in two or more counterparts, all of which taken together shall be deemed to constitute one original Agreement.

     11.13 Waiver of Bulk Sales Compliance. Each of the parties hereto waives compliance with any applicable bulk sales or similar provisions, provided however, that the Shareholders and the Seller hereby jointly and severally agree to indemnify and hold harmless Purchaser from and against any and all losses, expenses, claims, liabilities or attorneys fees arising as a result of such waiver.
     11.14 Disclosure. The parties hereto will consult with each other and reach mutual agreement before issuing any press release or otherwise making any statement or disclosure, oral or written, with respect to this Agreement or the transactions contemplated hereby; provided, however, that each party will be permitted to make, without the agreement of the other, such disclosures to the public or to governmental entities as that party’s counsel reasonably deems necessary to maintain compliance with applicable laws. Except as provided above, the existence and/or contents of this Agreement shall not be disclosed by the Shareholders or the Seller without the Purchaser’s prior written consent.
     11.15 Confidentiality. Except as required by law or to carry out the transactions contemplated by this Agreement (the “Transactions”), neither the Seller, the Shareholders nor the Purchaser, nor the employees, attorneys, accountants and other agents and representatives of any of the foregoing (collectively, “Representatives”) will disclose or use any Confidential Information (as defined below), whether already furnished or to be furnished in the future to any party hereto or their Representatives in any manner other than in connection with the evaluation and negotiation of the transactions proposed in this Agreement once executed and delivered. For purposes of this Agreement, “Confidential Information” means the existence and terms of this Agreement and any information regarding Purchaser, the Seller or the Shareholders, their affiliates or the Transactions. Confidential Information does not include information that a party to this Agreement can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure; (ii) is obtained by the disclosing party from a source other than the other party or its Representatives; or (iii) was in the possession of the other party prior to the date hereof other than as a result of improper disclosure and was obtained other than in connection with consideration of the transactions set forth in this Agreement, provided that such source was not bound by a duty of confidentiality with respect to such information. Upon the written request of any party, the other party will promptly return any Confidential Information in its possession or in the possession of its Representatives.
     11.16 Survival. All representations and warranties made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement under seal on the date first above written.

WITNESS:	PURCHASER:

DIGI-DATA CORPORATION, a Maryland corporation

	By:			(SEAL)

Name:

Title:

SELLER:

BigVAULT STORAGE TECHNOLOGIES, INC. a Delaware corporation

	By:			(SEAL)

Andrew Bello Jr.		Name:	John Salerno
		Title:	President and CEO

BIG VAULT, INC., a Nevada corporation

	By:			(SEAL)

Andrew Bello Jr.		Name:	John Salerno
		Title:	President and CEO

SHAREHOLDERS:

(SEAL)

Andrew Bello Jr.	John Salerno

(SEAL)

Andrew Bello Jr.	Elisa Salerno

AMENDMENT TO ASSET PURCHASE AGREEMENT
AND CONTINGENT PAYMENT ESCROW AGREEMENT
     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT AND CONTINGENT PAYMENT ESCROW AGREEMENT (“Amendment”) is dated March ___, 2008 by and among bigVAULT STORAGE TECHNOLOGIES, INC., a Delaware corporation (“BVST”); BIG VAULT, INC., a Nevada corporation (“BVI” and, together with BVST, the “Seller”); JOHN SALERNO (“John”) and ELISA SALERNO (“Elisa” and, together with John, the “Shareholders”); DIGI-DATA CORPORATION, a Maryland corporation (“Purchaser”), and DLA PIPER US LLP (the “Escrow Agent”).
Explanatory Statements:
     A. Purchaser, Seller and the Shareholders are parties to that certain Asset Purchase Agreement dated as of December 21, 2005, as amended by that certain Amendment dated February 23, 2006 (the “Original Purchase Agreement”), and Purchaser, Seller, the Shareholders and the Escrow Agent are parties to that certain Contingent Payment Escrow Agreement dated February 23, 2006 (the “Original Escrow Agreement”).
     B. The parties hereto now desire to amend the Original Purchase Agreement and the Original Escrow Agreement in the manner set forth herein.
     NOW, THEREFORE, in consideration of the Explanatory Statements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller, the Shareholders and the Escrow Agent, intending to be legally bound, hereby amend the Original Purchase Agreement and the Original Escrow Agreement as follows:
     1. Defined Terms. Capitalized and undefined terms used herein shall have the meanings given to them by the Original Purchase Agreement or the Original Escrow Agreement, as applicable.
     2. Partial Release of Escrow Fund. Notwithstanding any provision of the Original Purchase Agreement or the Original Escrow Agreement to the contrary, Sixty Seven Thousand Dollars ($67,000) of the Escrow Fund is hereby released to iGambit Inc., successor-in-interest to the Seller, on the date hereof.
     3. Effect on Original Agreement; Integration. Except as expressly amended by this Amendment, the Original Purchase Agreement and the Original Escrow Agreement shall remain unmodified and in full force and effect. The Original Purchase Agreement and the Original Escrow Agreement, as amended by this Amendment, reflects the complete and exclusive agreement of the parties with respect to the subject matter hereof, and merges and supersedes all prior discussions, representations, negotiations and agreements with respect thereto.
     4. Counterparts. This Amendment may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Asset Purchase Agreement and Contingent Payment Escrow Agreement, intending to be legally bound, as of the day and year first above written.

PURCHASER: DIGI-DATA CORPORATION
By:			(SEAL)
	Name:	Dennis Cindrich
	Title:	President & CEO

SELLER: bigVAULT STORAGE TECHNOLOGIES, INC.
By:			(SEAL)
	Name:	John Salerno
	Title:	President & CEO

BIG VAULT, INC.
By:			(SEAL)
	Name:	John Salerno
	Title:	President & CEO

SHAREHOLDERS:

John Salerno

Elisa Salerno

ESCROW AGENT: DLA PIPER US LLP
By:
Jordan I. Bailowitz, Esq.

2

AMENDMENT TO ASSET PURCHASE AGREEMENT
     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (“Amendment”) is made and entered into effective as of February ______, 2006, between and among bigVAULT STORAGE TECHNOLOGIES, INC., a Delaware corporation (“BVST”); BIG VAULT, INC., a Nevada corporation (“BVI” and, together with BVST, the “Seller”); JOHN SALERNO (“John”) and ELISA SALERNO (“Elisa” and, together with John, the “Shareholders”); and DIGI-DATA CORPORATION, a Maryland corporation (“Purchaser”).
Explanatory Statements:
     A. Purchaser, Seller and the Shareholders entered into an Asset Purchase Agreement dated as of December 21, 2005 (the “Original Agreement”) pursuant to which Purchaser agreed to purchase, and Seller agreed to sell, all of the assets of the Purchaser (other than to the extent specified in the Agreement), free and clear of all liens, liabilities and encumbrances.
     B. Purchaser, Seller and the Shareholders now desire to amend the Original Agreement in the manner set forth herein.
     NOW, THEREFORE, in consideration of the Explanatory Statements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and the Shareholders, intending to be legally bound, hereby agree to amend the Original Agreement as follows:
     1. Defined Terms. Capitalized and undefined terms used herein shall have the meanings given to them by the Original Agreement.
     2. Post-Initial Investment Commitment Financing. The final sentence of Section 2.2(c)(4) of the Original Agreement is deleted and the following is substituted in its place:
“At any time after the Initial Investment Commitment has been satisfied, Seller may propose to Purchaser alternative sources of debt and/or equity financing to fund the continued operations of the Vault Business, and Purchaser shall consider such proposals in good faith. Notwithstanding the foregoing, Purchaser shall have the right to determine, in its sole and absolute discretion, whether or not to pursue any such alternative sources of debt and/or equity or any other source of financing with respect to the Vault Business, whether on terms more, less or equally favorable to Purchaser or otherwise. Notwithstanding anything else to the contrary contained herein, except for the Initial Investment Commitment, this Section 2.2(c)(4) shall not be deemed to impose (i) any obligation whatsoever on Purchaser to provide any financing or invest any certain amount of time, money or effort with respect to the Vault Business; (ii) any duties or obligations to Seller or the Shareholders whatsoever with respect to the operation of the Vault Business or Purchaser’s other business, all of which shall be conducted in the exercise of Purchaser’s sole and absolute discretion; and/or (iii) to seek or obtain any particular alternative sources of financing or any other financing.”
     3. No Assignment of Certain Agreements. Notwithstanding Section 3.22, Schedule 3.22(a) and Schedule 3.22(e) of the Original Agreement, Purchaser, Seller and the Shareholders agree that the following agreements shall not be assigned to Purchaser at the Closing:
(i)	License and Distribution Agreement dated August 6, 2004 (the “StrorageCraft License”) by and between Seller and StorageCraft, Inc.;

(ii)	End User License Agreement from BrowserHawk (Cyscape); and

(iii)	Software License Agreement from Xythos Software, Inc. dated September 30, 2002.
Each of the Purchaser, Seller and Shareholder hereby covenants and agrees to cooperate in good faith subsequent to the Closing in order to determine the manner in which to proceed with respect to the StorageCraft License.
     4. Verizon Contract Related Matters.
(i)	Additional Representations of Seller and Shareholders. Seller and the Shareholders hereby jointly and severally represent and warrant (i) that the representations and warranties contained in Section 3.22 of the Original Agreement are true and correct in all material respects on the date hereof, and will be true and correct in all material respects on and as of the Closing Date, with respect to that certain Agreement for Reseller Services dated August 11,2003 by and between Verizon Internet Services, Inc. and GTE.Net LLC d/b/a/ Verizon Internet Solutions (the “Verizon Agreement”), and (ii) that there are no Verizon Liabilities (as defined below) as of the date hereof and will be no Verizon Liabilities on and as of the Closing Date.

(ii)	Assumption of Pre-Closing Liabilities. Notwithstanding anything to the contrary contained in the Original Agreement, Purchaser hereby covenants and agrees that it will assume, from and after the date of the Closing, those liabilities of BVST arising from or relating to the Verizon Agreement, to the extent that those liabilities accrued prior to the Closing (the “Verizon Liabilities”).

(iii)	Indemnification by Seller and Shareholders. Notwithstanding the foregoing, each of the Seller and the Shareholders herby jointly and severally covenant and agree to indemnify and hold Purchaser harmless with respect to the Verizon Liabilities. If, subsequent to the Closing, any Verizon Liability is asserted against Purchaser or any affiliate thereof, then, notwithstanding any provisions of the original Agreement, as amended by this Amendment, to the contrary, Purchaser shall be permitted to pay, satisfy and discharge such Verizon Liability in any manner that Purchaser determines, in its sole and absolute discretion, and such payment, satisfaction, or discharge shall in no way undermine or diminish the obligations of Seller and the Shareholders to indemnify Purchaser with respect thereto. In additional, Purchaser shall be entitled to the remedy of recoupment with respect to any such payment, satisfaction or discharge of any Verizon Liability by Purchaser in accordance with the foregoing.

(iv)	Right of Set-Off. In addition to the rights and remedies set forth elsewhere in the Original Agreement, as amended by this Amendment, Purchaser shall have the right to set-off against any payment otherwise due to Seller under the Original Agreement, as amended hereby, the amount of loss, liability or damages (including reasonable attorneys’ fee and expert fees) sustained by Purchaser due to the breach by the Seller and/or any Shareholder of the representations and warranties set forth in Section 4(i) of this Amendment, or due to any default by the Seller and/or any Shareholder under the Verizon Agreement.

(v)	Right to Make Claims Against Contingent Payment Escrow Account. In addition to the rights and remedies set forth elsewhere in the Original Agreement, as amended by this Amendment, Purchaser shall be entitled to make claims for indemnity pursuant to the terms of that certain Contingent Payment Escrow Agreement to be entered into between and among Seller, the Shareholders and Purchaser in order to obtain the indemnification set forth in Section 4(iii) of this Amendment.
     5. Termination. Section 9(c) of the Original Agreement is amended and restated in its entirety to read as follows:
          “(c) Automatically and without further act if the Closing has not occurred on or prior to March 1, 2006, as such date may have been extended by the mutual written consent of the parties hereto.”
     6. Extension of Date for Repayment of Bridge Financing. The final two (2) sentences of Section 10 of the Original Agreement are deleted and the following is substituted in its place:
“If the transaction that is the subject of this Agreement does not proceed to Closing on or prior to March 1, 2006 (as such date may be extended by the mutual, written agreement of the parties hereto), then the Seller shall be obligated to repay all such advances (other than the above-described $200,000) pursuant to the provisions of such Promissory Note. The provisions of this Section 10 shall survive any termination of this Agreement.”

     7. Purchaser Election to Exit Vault Business. The following new Section 11 is added to the Original Agreement in place of Section 11 of the Original Agreement, and Section 11 of the Original Agreement is renumbered as Section 12 and all subsections of Section 11 are renumbered as the corresponding subsections of Section 12:
“11. CERTAIN RIGHTS OF SELLER UPON PURCHASER’S ELECTION TO EXIT VAULT BUSINESS.
11.1 Exit From Vault Business Without Sale to Third Party.
     If, within [five (5)] years from the date of this Agreement, Purchaser elects (i) to exit the Vault Business subsequent to the Closing, but (ii) not to sell all or any portion of the Vault Business to a third party, then Purchaser shall provide written notice (the “Abandonment Notice”) to the Seller stating such election. Subsequent to the provision of the Abandonment Notice, the Seller shall have the right, but not the obligation, to purchase the Vault Business under the terms and conditions of this Section 11.1. The right of the Seller to purchase the Vault Business pursuant to this Section 11.1 shall be exercisable by written notice given to Purchaser not later than thirty (30) days after delivery of the Abandonment Notice (the “Exercise Period”). The purchase price for the Vault Business pursuant to this Section 11.1 shall be equal to the sum, as of the date prior to the Re-Purchase Closing, of (u) the Agreed Liabilities Amount, (v) the amount of the Initial Investment Commitment funded by Purchaser, (w) the sum of the Contingent Quarterly Payments made by Purchaser to Seller, (x) the sum of the Additional Contingent Payments made by Purchaser to Seller, (y) the amount of any investment in the Vault Business funded by Purchaser in excess of the Initial Investment Commitment (if any), and (z) the then-remaining principal balance, and all accrued and unpaid interest and other amounts due thereon, of any outstanding loans made by the Purchaser to the Seller. The purchase price determined in accordance with this Section 11.1 (the “Re-Purchase Price”) shall be binding and conclusive upon the parties hereto. The Seller shall pay the Re-Purchase Price to Purchaser in full in cash upon the closing of such purchase (the “Re-Purchase Closing”), which shall occur at a location determined by Purchaser not later than thirty (30) days following determination of the Re-Purchase Price pursuant to this Section 11.1.
11.2 Exit From Vault Business With Sale to Third Party.
     If, within [five (5)] years from the date of this Agreement, Purchaser elects both (i) to exit the Vault Business subsequent to the Closing and (ii) to sell all or any portion of the Vault Business to a third party, then Purchaser shall provide written notice (the “Sale Notice”) to the Seller promptly after making such election. At any time thereafter, the Seller may submit to Purchaser an offer to purchase the Vault Business, and Purchaser shall consider such offer, if any, in good faith. In addition, Purchaser shall keep Seller informed as to the status of its discussions with third parties regarding the sale of the Vault Business.

Notwithstanding the foregoing, however, this Section 11.2 shall not be deemed (i) to create a right of first negotiation, right of first offer, right of first refusal or any other type of preemptive right whatsoever on the part of the Seller with respect to the sale of all or any portion of the Vault Business; (ii) create any duty or obligation on the part of Purchaser to consummate any sale of the Vault Business with the Seller and/or any third party identified by the Seller; or (iii) create any duty or obligation on the part of Purchaser not to consummate any sale of the Vault Business to a third party. For purposes of clarity, Purchaser may at any time consummate a sale with a third party on the terms and conditions that it, in its sole and absolute discretion, determines are advisable, regardless of whether those terms and conditions are more, less or equally as favorable to Purchaser as any offers submitted to the Purchaser by the Seller.”
     8. Retention Program. Notwithstanding Section 2.3(c)(xvi) and Section 3.18(d) of the Original Agreement, Purchaser acknowledges that the Retention Program will not have been implemented by Seller at the time of Closing. Seller and the Shareholders hereby covenant and agree that, promptly after Closing, Seller will implement a Retention Program containing terms and conditions satisfactory to Purchaser in accordance with Section 3.18(d) of the Original Agreement; and (ii) issuing the incentives set forth in Exhibit A attached hereto to the individuals set forth thereon.
     9. Effective Date. The parties hereto hereby acknowledge and agree that the transfer of the Assets pursuant to the provisions of the Agreement shall be deemed effective as of 12.01 a.m. on March 1, 2006, provided, however, that the employees of BVI and of BVST who become employees of Purchaser pursuant to the provisions hereof shall be moved onto Purchaser’s payroll effective as of 12:01 a.m. on February 27, 2006.
     10. Notices. The address of Mark X. LoPresti, Esq. for notices and other communications set forth in Section 11.3 of the Original Agreement is amended to read as follows:
“Mark X. LoPresti, Esq.
Lederer, Nojima, Tagliaferro, LoPresti & Blakely, LLP
45 Broadway, Suite 2200
New York, New York 10006”
     11. References to Original Agreement. The Original Agreement is hereby amended such that all references to “Agreement” contained therein shall be deemed to refer to the Original Agreement, as amended by this Amendment. All references contained in the Original Agreement to Sections of the Original Agreement that have been modified by this Amendment shall hereafter be deemed to refer to such Sections as so amended.
     12. Effect on Original Agreement; Integration. Except as expressly amended by this Amendment, the Original Agreement shall remain unmodified and in full force and effect. The Original Agreement, as amended by the Amendment, reflects the complete and exclusive agreement of the parties with respect to the subject matter hereof, and merges and supersedes all prior discussions, representations, negotiations and agreements with respect thereto.
     13. Counterparts. This Amendment may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
*****
[signatures appear on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Asset Purchase Agreement, intending to be legally bound, as of the day and year first above written.

PURCHASER: DIGI-DATA CORPORATION
By:			(SEAL)
	Name:	Dennis Cindrich
	Title:	President & CEO

SELLER: bigVAULT STORAGE TECHNOLOGIES, INC.
By:			(SEAL)
	Name:	John Salerno
	Title:	President & CEO

BIG VAULT, INC.
By:			(SEAL)
	Name:	John Salerno
	Title:	President & CEO

SHAREHOLDERS:

John Salerno

Elisa Salerno